Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q2 2021

August 5, 2021; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Vice President of Investor Relations
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Catherine O’Brien	Goldman Sachs
Mark DeVries	Barclays Bank
Mark Streeter	JP Morgan Chase & Co
Moshe Orenbuch	Crédit Suisse
Ronald Epstein	Bank of America Merrill Lynch
Vincent Caintic	Stephens Inc.
Hillary Cacanando	Deutsche Bank

PRESENTATION

Operator: Good day, ladies and gentlemen. And welcome to the Air Lease Q2 2021 Earnings Conference Call. (Operator Instructions) As a reminder, this conference call is being recorded. I would now like to turn the conference over to your host, Ms. Mary Liz DePalma, Head of Investor Relations. Please go ahead, madam.

Mary Liz DePalma: Hello, everyone, and welcome to Air Lease Corporation's Earnings Call for the Second Quarter of 2021. This is Mary Liz DePalma, and I'm joined this afternoon by Steven Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our results for the second quarter of 2021. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, August 5, 2021, and the webcast will be available for replay on our website. At this time, all participants to this call are in listen-only mode. Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, August 5, 2021.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we may be using during the call, such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors and Press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our CEO and President, John Plueger.

John L. Plueger: Well, thanks, Mary Liz. Good afternoon, everyone, and thank you for joining us. Since our last call with you, the recovery of air travel has varied significantly by geography based on the status of the pandemic in each location, vaccine availability and travel restrictions. In many parts of the world, like the U.S., China, Russia, parts of Europe and Mexico, we're pleased to see that travel-by-air has been reinvigorated by passengers who are eager to fly, thanks to the vaccine rollout, removal of travel restrictions and the reopening of certain international borders. In other countries including many in Asia, there remain headwinds to recovery with lower vaccination rates and more aversion to opening borders. Overall, given the Delta variant surge, we intend for you to hear from us today as always our balanced view on the state of the industry. Our optimism is rooted by the rebound in air travel we've all seen and the conversations we have with our airline customers, who are adjusting to and planning for ongoing revival of passenger traffic. At the same time, given COVID-19 complexities and uncertainties, which vary by country, we are realistic that we do have airline customers continuing to struggle with the most prolonged downturn in our industry's history, and that has continued to impact our results.

For the second quarter of 2021, we're reporting $492 million in total revenues and diluted EPS of $0.75 a share, down 6% and 41%, respectively, compared to the prior year's second quarter, which, for the most part, was a pre-pandemic quarter. Our results this quarter were primarily impacted by approximately $87 million of rental revenues we did not recognize in the quarter due to cash versus accrual basis revenue recognition and lease restructurings. I'll discuss this more momentarily. While we took delivery of about $1 billion in new aircraft in the second quarter, that was $200 million less than we originally anticipated, and 50% of these deliveries took place in the month of June, providing a minimal contribution to the full quarter, but providing long-term rental contribution thereafter.

We're pleased that our collection rate improved in the second quarter to 87% as compared to 84% in the first quarter and our lease utilization rate was strong at 99.7%. Importantly, our net deferrals balance continues to decline to $115 million today -- as of today from $131 million as of early May when we last spoke, with now more than half of the deferrals granted to date having been repaid. The decline in our deferrals balance contributed to the increase in our operating cash flow, which is up nearly 30% for the first six months of 2021 versus 2020.

Now as I highlighted earlier, revenues were impacted by $87 million from cash basis accounting and lease restructuring agreements. $42 million of this quarter came from lessees on a cash basis where the lease receivables exceed the security package, and collection was not reasonably assured. It's important to note that approximately 2/3 of the $42 million is attributable to one customer, Vietnam Airlines, where we have 12 young A321neos and four 787-10s on lease with one of those Neos being owned by one of our management vehicles. While we did receive a subsequent payment from Vietnam in July, we expect reduced level of rental payments to continue during 2021 as we work through these matters with the airline. We believe the country of Vietnam and the airline have a bright future despite the significant impacts that the pandemic has had on them to date, and that it is in the best long-term interest of ALC for us to continue working with the airline towards payment and resolution. The remaining $45 million of the $87 million was related to lease restructurings. As I said in my initial comments, the recovery and health of our airline customers vary significantly by country and region. And as such, we expect that we may need to continue working with our airline customers on accommodation requests, including restructurings. However, as I told you last quarter, the frequency of these requests is declining meaningfully.

We're very pleased to report that in the second quarter, we successfully sold our unsecured claim in the Aeromexico bankruptcy. Now Greg will elaborate further on this in his remarks. But consistent with the original expectations we shared with you months ago, our 737 and 787s remain at Aeromexico as these young aircraft combine the backbone of the airline fleet. In fact, we have three more 737-9s yet to go in future delivery to Aeromexico. As in this case, with others and many in our customer profile, our relationship with the airline and modern aircraft that they have on lease from ALC remains a key differentiator.

Our lease placements remained strong with 90% -- 93% excuse me, of our order book placed on long-term leases for aircraft delivering through 2022 and 80% through 2023. And our order positions continue to position us very well for the future. I want to remind all of you that ALC has $27.1 billion in rental commitments on our current fleet and forward order book placements. We're having robust discussions with our airline customers on new aircraft placements. Specifically, we've seen increased interest in our new single-aisle aircraft, including the A321neo, and now placements of our A220s. In addition, we're seeing additional demand for the MAX, and in fact, have reinstituted previously canceled MAX aircraft for a few of our customers. Importantly, lease rates for new single aisles are showing improvements. Many of you probably read, in fact, about the European Green Deal Legislative Package known as "Fit for 55", which aims to cut 2030 net greenhouse gas emissions by 55% compared to 1990 levels. An important proposal within this package is the integration of advanced sustainable aviation fuels, which can reduce emissions by up to 80% as compared to traditional jet fuel. Our young modern aircraft are equipped to handle sustainable aviation fuels. And when combined with the benefits already achieved by operating new aircraft, including lower maintenance costs, lower fuel burn, lower NOx emissions, smaller noise footprint; These elements only further aid an airline's business case to operate a young, modern aircraft like those in our fleet and order book.

Looking ahead, although we have OEM contractual commitments to take delivery of 52 aircraft in the second half of 2021, you're all aware of Boeing's delivery pause on the 787. As the commitment table in our 10-Q shows, we were scheduled to take delivery of 10 787s through the end of the year. It is unclear at this juncture how many 787s we will take for the remainder of this year,but our best estimate today is approximately three of these aircraft. Furthermore, we have recently been notified by Airbus of some slippage in our A321neo deliveries attributable to COVID or supply chain issues.

Given these OEM delays, we currently expect to take delivery of approximately 36 aircraft out of the 52 contracted aircraft stream, and that translates to approximately $1 billion of deliveries to occur in the third quarter and $1.6 billion to occur in the fourth quarter of 2021. Given these OEM delivery delays, we will significantly scale back our aircraft sales for the remainder of this year, and possibly into early 2022. And for our growth and to help fill this shortfall in aircraft investments, we see the current environment continuing to favor buying attractive assets versus selling them.

I want to end my comments as I began, by saying that we are encouraged by the resurgence in air travel occurring throughout many parts of the world, and believe the aviation industry is well set for ongoing recovery. We will continue to work through any customer challenges, which are to be expected, given that the Delta variant may temporarily dampen or prolong the recovery and many countries are still battling through this pandemic. However, we strongly maintain our long-term view that international air traffic will follow the lead we've seen from domestic travel recovery and that over time, global air travel will recover back to levels witnessed pre-pandemic driven by the need and desire of people to travel around the world. Reflecting this continued confidence, our Board of Directors has declared another dividend of $0.16 per share for the second quarter of 2021.

With that, let me turn the call over to Steven Házy for additional commentary. Steve?

Steven F. Udvar-Házy: John, thank you very much. We're all encouraged by what we've witnessed over the last several months, which indicates that the traveling public is eager to get back in the air once they feel safe and they're allowed to do so with minimum limitations. As we look around the world, there seems to be very much a two-tier recovery occurring. The first is in the developed versus emerging markets, with countries and regions with the highest incomes getting vaccinated as much as 30 times faster than those with the lowest income brackets. As the vaccination rates across the globe increase, we should see a steady reopening of air travel. IATA has cited research for medical organizations around the world, which has shown that vaccinated travelers pose less risk to local populations, and data shows that pre-flight testing can help reduce risks associated with unvaccinated travelers.

In a study also conducted by IATA, 85% of the respondents agreed in some regard that they will not travel if there's a chance of quarantine at their destination. Yet at the same time, 86% said we're willing to undergo COVID-19 test as part of the overall travel process. So to the extent governments can further move past broad border closures and quarantines and allow vaccinated travelers or those with a negative test, this could significantly benefit the further rebound in air travel. We are hopeful that increased vaccination rates in key markets will ultimately drive reopening in other locations even if the vaccination rates in those areas are lower than in the most developed countries.

The second recovery tier is domestic versus international travel with domestic travel improving more quickly and international travel growth is lagging. Domestic travel has certainly been afforded the opportunity of late to capture demand that international travel has not, as many travel restrictions remain in place. And we have seen proof of that in the latest travel data for the last two or three months. Per IATA's latest release for June 2021, traffic industry-wide domestic RPKs were down only 22% as compared to June of 2019. Whereas international, they were down 81% versus June of 2019. If we look at even more information from EUROCONTROL, the same trend exists. For example, in the United States, as of the most recently reported week, U.S. domestic passenger airline departures were down only 18% as compared to 2019 levels, whereas international was down 37%.

Similarly, in China, domestic traffic recorded an increase of 7% above January 2020 levels, whereas international flights were suppressed at nearly 70% below January 2020 levels. In Europe, domestic demand is driving traffic volumes within countries, including Spain, France and several others. Obviously, we're eager to see how the progress, as the summer comes to an end, will develop. And we would be naive to think that recovery will not continue to go in waves depending on the evolution of COVID variants and government policies impacting reopenings. However, these data points reinforce our views that there is significant pent-up demand for air travel seen via domestic travel recovery. For the year 2019, global scheduled airline passengers were over four billion, one-way trips. And IATA forecasts that by the end of '23, we should be -- or could be at 105% of 2019 levels.

We believe that the rebound in passenger traffic will ultimately be driven by continued vaccine rollout and the continuous removal of travel barriers and that we could see this forecast ultimately surpass perhaps even more quickly. Our airline customers are witnessing the same trends as we are. And as a result, we are having productive discussions with them on new lease placements, and our deliveries are ongoing. In the second quarter, we delivered new single-aisle 737 and A320, A321neo aircraft in Europe, Middle East and Latin America, and new wide-body aircraft to China, Europe and the United States. We also continue to place used aircraft. For example, from our press releases, you saw the recent lease placement of 10 young A320 aircraft with Allegiant Airlines, one of the most successful ULCC carriers.

These are the aircraft we agreed to purchase from Alaska Airlines when we placed the new MAX aircraft contract with Alaska in late 2020. We leased them back to Alaska, and these young A320s will become a meaningful component of Allegion's fleet in 2022 and 2023. Airlines are continuing to choose to operate younger aircraft like those in ALC’s fleet, and delivering from our order book. In fact, as of the end of June, industry information indicates that 88%, I repeat, 88% of the aircraft under the age of five years were back in service. And 78% of aircraft in the age range of five to 15 years old were in service, whereas only 63% of aircraft over the age of 15 were back in service. As John mentioned earlier, with sustainability initiatives front and center, we believe operation of modern, fuel-efficient aircraft will continue to be the trend on a global scale.

You are seeing this with announcements from airlines throughout the world. United Airlines recently placed an order for over 270 Boeing MAX and Airbus A321neo aircraft, which will replace older aircraft in their fleet and lead to significant improvement in fuel efficiencies, reduction in carbon emissions as they strive to reduce greenhouse gas emissions 100% by 2050. You have also seen similar announcements on the tackling of sustainability initiatives by the utilization and purchase of new aircraft from airlines, including Korean Airlines, which committed to reducing greenhouse gas by introducing new generation aircraft like the 787-10. Korean has a number of 787-10 aircraft delivering from ALC over the next several years.

Alaska Airlines also recently placed a direct order for a substantial number of new 737 aircraft to achieve better fuel efficiency, and the airline is also leasing 13 new 737-9 MAX aircraft from ALC with deliveries beginning in the fourth quarter of this year. While the pandemic to some degree, temporarily overshadowed the industry's commitment to advancing sustainability initiatives, it is still very much in the forefront in the minds of our airline customers making our young fleet and order book of modern technology aircraft even more critically needed than ever before. I believe, over time, our industry will continue to evolve to tackle the critical changes we need in terms of fleet modernization, infrastructure investment, et cetera, to better our environmental footprint, lower aircraft operating costs and increase overall operating efficiency.

And with that, I will turn the call over to Greg Willis, our CFO, to provide more detail on the financial results for the second quarter of 2021.

Gregory B. Willis: Thank you, Steve, and good afternoon, everyone. I want to expand on the details underlying our financial results for the second quarter. And I would like to remind everyone that for comparative purposes, the second quarter of last year was not fully impacted by the pandemic. Over the past year, despite the pandemic, we have made over $3 billion in aircraft investments, which has benefited our revenue line. However, as John mentioned, revenues in the quarter were negatively impacted by $87 million from lease restructuring agreements and cash basis accounting, of which $42 million came from lessees on a cash basis. This compares to $49 million in the first quarter and $21 million in the fourth quarter of last year. Hopefully, we'll have a favorable resolution with Vietnam and other cash basis lessees by the end of the year.

But until then, we expect that our cash basis numbers will remain under pressure. In total, our cash basis lessees represented 10.9% of the net book value of our fleet as of June 30, which compares to 15.3% in the first quarter of '21 with improvements stemming from the resolution we reached with Aeromexico. I think it's important to expand upon John's commentary on the sale of our Aeromexico bankruptcy claim. The sale represents a full recovery of our past due receivables. So while our earnings were negatively impacted in prior periods, we were able to recoup these losses through the sale. It is important to note that not all situations will end in this result, but we are pleased with this outcome.

Additionally, I want to highlight our rationale behind keeping customers on cash accounting instead of rushing to enter into restructuring agreements, while the earnings impact in a given quarter would be reduced if we simply accepted a lower restructured lease rate and returned to accrual accounting. But that would typically come at the cost of lower economic returns over the life of the new agreement. We prefer to negotiate rather than to settle, which we believe gives us a better chance at a higher financial outcome in the restructuring process, but this typically takes more time. So while cash accounting has been a meaningful drag on results. We are, in effect, taking short-term pain for the long-term gain and preserving economic returns and maximizing shareholder value.

Turning to restructuring. As John mentioned, rental revenues were negatively impacted by $45 million in the second quarter, much of which was attributable to restructuring that took place in prior quarters. Finally, as of today, our total deferrals net of repayments are $115 million, which is a 12% decline from $131 million we reported on our last call. Repayment activity has continued with the total repayments aggregating $127 million or 52% of the gross deferrals granted. These receipts are reflected in our operating cash flow, which has increased significantly and reflects the continued recovery of our airline customers. Looking at aircraft sales, trading and other activity, you will recall that we noted -- that we were not going to sell any aircraft in the second quarter. This compares to $18.5 million in gains recognized from the sale of four aircraft and the repurchase of $185 million in short-term debt maturities below par in the second quarter of 2020.

Turning to expenses. Interest expense increased year-over-year, primarily due to the rise in our average debt balances driven primarily by the growth of our fleet, partially offset by the decline in the composite cost of funds. Our composite rate decreased to 2.9% from 3.2% in the second quarter of 2020. Depreciation continues to track the growth of our fleet, while SG&A remained largely flat as compared to last year. Overall, I think it's important to note that despite the continued challenges, we are generating positive margins and returns on equity, which should improve as our customers come off cash accounting as the world continues to recover from the pandemic.

Finally, I want to touch on financing, which continues to provide us a significant competitive advantage over our peers. We are dedicated to maintaining an investment-grade balance sheet, utilizing unsecured debt as a primary source of financing, and have over $24 billion in unencumbered assets at quarter end. We ended the period with a debt-to-equity ratio of 2.5x on a GAAP basis. We raised $1.8 billion in debt capital during the second quarter, beginning with a $1.2 billion senior unsecured issuance at 1.875%, which represents a record low for our company for a 5-year issuance. Additionally, we raised another $600 million of floating rate senior unsecured notes at LIBOR plus 35 basis points, which represents another record low for ALC. We anticipate maintaining elevated levels of liquidity until the broader aviation market recovers.

And with that, I will turn the call back over to Mary Liz for the question-and-answer section of the call.

Mary Liz DePalma: Thank you, Greg. This concludes management's remarks. (Operator Instructions)

Now I'd like to turn the call over to the operator to open the line for the Q&A session.

Operator: (Operator Instructions)

Our first question, we have Catherine O'Brien from Goldman Sachs.

Catherine Maureen O'Brien: So I don't want to misquote you, but John, I think you said you think it's still a buyer's market out there as opposed to seller’s market for aircraft. Where are you seeing the most attractive opportunities to acquire additional aircraft? I'm guessing with the OEM delays, they don't have any open positions, but correct me if I'm wrong, so it would be sale-leaseback or secondary market? And if so, which market looks better to you today? And how aggressive might you be just given these rolling delays?

John L. Plueger: Yes. Sure. Well, you've seen us, I think, in many quarters in the past buy incremental aircraft, and we continued on the lookout to do that. We have some good prospecting opportunities as we see -- as we sit here today. And I think you'll see more announcements from us on that over the coming quarter to two quarters. On the OEM side, yes, we continue to work with both manufacturers. Not a whole lot of product available or sitting on the shelf at Airbus on the single aisle nor actually the same from the Boeing company. They've managed to sell most of their 737 available MAX inventory, and that's been good. Let me go back to a comment about, it's a better time to buy than to sell. We have so many people coming to us, Catie, that want to buy our young aircraft that are on long leases with good credits. We have a ton of people coming to do that. But that's also the core of our growth and our earnings.

In fact, we have far more demand than we could even service if we wanted to. But on the other hand, given these delivery delays and, therefore, less aircraft investment, we really are making this conscious decision. We'd rather keep these good assets than sell them at this time. We need to grow our asset base instead of reduce it. And so we've made that decision. I think it's the right decision for the company. And it is still a good time to buy aircraft. I think there's good deals still to be had. But I want to be clear, we could sell aircraft quite easily if we wanted to. But for the reasons I have just set forth, we're going to hold on. They're great earning assets, and we need that for our growth.

Catherine Maureen O'Brien: Okay. Maybe a mix of market conditions and also managing ongoing earnings versus shorter-term gain.

John L. Plueger: Yes.

Catherine Maureen O'Brien: Okay. Got it. And then in terms of lease renegotiation, heard the comment that the request for those are slowing in frequency, what inning would you say we're in across your fleet? And has the Delta variant changed your view on what inning we're in, say, versus a couple of months ago in terms of time?

John L. Plueger: Steve, do you want to take that?

Steven F. Udvar-Házy: Yes. I don't think we received any specific lease restructurings or lease deferrals because of Delta or any other variant. I think what we're seeing basically is airlines are looking at their revenue flows as compared to what they were projecting a few months ago. And in cases where they feel the recovery is slower, they at least trying to adjust their own operating expenses. Since we have the youngest planes in their fleets most of the time,we're kind of the last lessor that they approach. Because, obviously, the goal is to reduce the expenses on aircraft that are less desirable and have higher cost of operating in maintenance, fuel, landing fees, overflight charges and so on.

So we're not really seeing deferral requests as much as we did last year. It has been coming down, tapering since the fourth quarter of last year. And I think airlines have done a better job of adjusting to these new realities. They've laid-off employees. They’ve furloughed employees. They've gotten government support. They readjusted their infrastructure. So airlines have made a lot of progress in the last 18 months to kind of readapt their business model. And so consequently, because of the quality of our fleet, the relationships that we have with the airline customers, we're seeing fewer and fewer requests for restructuring.

Operator: Our next question is from Vincent Caintic from Stephens.

Vincent Albert Caintic: So first question, just kind of how to think about the rental income going forward? So I understand and I appreciate the two components of the $87 million of revenues that weren't recognized this quarter. The cash accounting part, I think I understand. The lease restructurings, I guess, when you think about that, is that something where you anticipate the rental income to be suppressed for a while, but eventually that comes back? Or how should we model that? Is that instead maybe the lease extensions offsetting that? Just how to think about lease rates going forward.

John L. Plueger: Vincent, I think you've got a handle on it -- look, anytime we do a restructuring, we usually get quite a bit of added additional terms. So that over the balance of -- those leases get extended, probably at a lower rate. But over a much longer period of time, we hope to achieve equivalent recovery. I think the point that Greg was making with our customer request is, we just don't -- a customer comes to us, said, "Hey, we need lower lease rates." We don't just roll over tomorrow and say, "Okay, here you go." We know that our aircraft are flying. One of the first things we do is we look at our utilization, our airplane is flying. And if so, how much? And that gives us a very good idea of how much and how dependent the airline is with our aircraft. So we try and approach it first from a deferral point of view and say, "Hey, look, we'll give you a little break. We'll reduce your lease payments so much or X percent for a period of time, but you pay it back."

That's always our first step. We're not so easy on the restructurings. But having said that, because it's usually easier to keep the original lease. And if you do a deferral, you still keep the original lease and preserve those economics. I think that's what Greg's point was. But where we do have to do restructurings, yes, we do link that to lease term, and we try. We don't always get, but we try and get over time an equivalent economic recapture as the aircraft depreciates every year. Every year, we try and get an equivalent result. But as you can imagine, with lower lease payments over a longer period of time, the present value of that is less. So that's basically how we look at it.

Steven F. Udvar-Házy: Yes. I just want to add that with the quality of the way we handle these arrangements can also lead to incremental business. We've had a number of situations where we've worked with airlines in 2020 and in the first half of this year to help them out temporarily, and they were very appreciative and grateful for what we did, not only on our aircraft, but helping them with other suppliers, with the OEMs. And consequently, they entered into commitments to lease additional aircraft from us for future delivery. So the way we handle these things are very, very much based on relationships and how we can enforce the financial viability of that airline in the future, which could then lead to incremental business for Air Lease.

Vincent Albert Caintic: Okay. Great. That's very helpful. And then a related follow-up question. So on the cash accounting, it was very nice to see the Aeromexico full repayments of what had previously been cash accounting. When you look at sort of the rest of the airlines that you've accommodated or that you have -- you're talking to, do you see more claims recoveries or anything else happening for the rest of the year, for the next couple of quarters?

John L. Plueger: Well, that's really hard to predict, Vincent. I can just say that right now there's really no imminent bankruptcies that we're looking at. So remember, we sold this claim pursuant to a bankruptcy action. And so we're really not in that situation imminently with any of our customers. And we can't -- we, of course, can't make any assurances going forward that we would get a similar result. I think Greg made that comment in his remarks. So generally speaking, I think airlines going into bankruptcy and restructuring is not new just to this pandemic. We've seen this over decades in our business. Certainly, the pandemic has accelerated it. But I think we know how to manage this process.

And in the case of Aeromexico, we were able to get a nice payout from that claim. But there's really nothing on the horizon that I can point to that just says, well, we're going to get X claims from X number of customers. Because most of them really -- the ones that have entered into bankruptcy are in bankruptcy. We have a few smaller ones, very smaller ones like Air Mauritius, they've been in bankruptcy for a while. But there's really nothing imminent on the horizon that we're aware of today.

Gregory B. Willis: I think, John, just to add a little bit to that. The reason why we don't have that many bankruptcy claims that we're working right now is that we did miss a majority of the world's bankruptcies. So a lot of the other major trouble situations that other people are selling off is because they had exposure there. So I think we did pretty well from a credit and underwriting perspective, missing a lot of those large ones. I mean we weren't perfect, and we were able to monetize our Aeromexico claim. But outside of selling bankruptcy claims, our team is working really hard on collecting on those cash basis numbers. And over time, hopefully, we'll be able to recoup a good portion of that. We're unable to say what percentage that we're willing to be able to recoup. But believe me, that's a very high focus point for our team in terms of working with our customers and figuring out ways to collect upon those past due balances.

Operator: Our next question is from Hillary Cacanando from Deutsche Bank.

Going to the next question. We have Moshe Orenbuch from Credit Suisse.

Moshe Ari Orenbuch: Maybe just a follow-up on that prior question. There's -- I think there are obviously three categories of where your income has been impacted -- income or cash flows have been impacted in some way over the course of the pandemic. The deferrals, there, it seems like that's kind of now coming back to you, so it's been becoming a cash flow positive. The cash basis loans, I think, John, you had said that you did receive a partial payment from Vietnam during July. So is it reasonable to think that that's going to be a reduced drag in the future? Or is there something that I'm missing there?

John L. Plueger: Well, look, it's hard to predict where the outcome will be with Vietnam. I -- we thought it was important to point out. We, in fact, did get a payment in July. But this is an airline that's owned by its government. And at this point in time, if you just look at the flight statistics for Vietnam, all of the carriers in Vietnam from Vietnam Airlines, Vietjet, Bamboo and others basically stopped flying for the most part in June. And so that cut off their cash flows. And so they -- the function of how we can work this out with Vietnam is very much also tied to their governmental support. And the government has just announced a $350 million intended equity injection into the airline, and that has to go and service a lot of their debts and that sort of thing. So being 100% governmentally owned, really we are at a pace that really comes down to their government funding. And that is still a bit of an unknown yet. So it's just really hard. I'm not trying to evade it.

I just don't know. Moshe, I just don't know. We're having ongoing discussions, but they need help from their government. And we have been assured that the government is working hard with them to satisfy their obligations. But frankly, it will just come down to when and if that -- when that funding comes through, the timing of that funding, and how much. And how much is allocated to the various different creditors. That's really hard sitting here today to predict and looking forward. But I do say this. Look, our airplanes are young. They've told us over and over that they very much need these aircraft. They view this shutdown for COVID as a temporary phenomenon. Their government, for example, has issued statistics saying that by the end of the year, they estimate almost 70% of their population to be vaccinated. That's their government's estimate, not ours. So we continue to look at these things and monitor it. It's just really hard to give you a prediction.

Moshe Ari Orenbuch: Okay. And then just a follow-up on the restructurings because I'm still a little bit unclear on this. So you had mentioned that there are fewer requests, but the balance has increased. So what is the process for that $45 million balance to actually turn around and start to decline? I mean is that -- how should we kind of think about that?

John L. Plueger: Greg?

Gregory B. Willis: Yes. I mean a lot of it is working through things with the airlines. A lot of it -- I would point to Steve and John's comments about request slowing. Clearly, with Vietnam...

Moshe Ari Orenbuch: Right. But Greg, you said the request slowed, but there's -- that number is a bigger number in Q2 than it was in Q1. So I guess that's what I'm trying to understand. Is it that there are step-ups in the leases -- in the lease factors? What is the factor that causes that number to turn around and decline?

Gregory B. Willis: Organization of timing of when these restructurings go into play. Some of them went into effect at the very end of the quarter, and the like.

John L. Plueger: So Moshe, let me just jump in here and also add that on the restructuring side, we also have -- when we say we have less frequency, we do. We have less airlines coming to us. But part of that restructuring amount is also depending upon how many airplanes we have to restructure with that airline. So if the number goes up, usually the restructuring amounts are larger or they had to do with larger, sometimes their wide-body aircraft, sometimes there are more aircraft. And when we say the rate of frequency is reducing, we're talking about from our -- from individual customers. The actual number itself is much more dependent upon how many airplanes we are restructuring the type, how big they are, how expensive they are and that sort of thing. So I think that's the best way to think of it. We are experiencing...

Moshe Ari Orenbuch: But that would have been -- that would probably have been better information to have then for us, I think.

John L. Plueger: Okay. Well, anyway, we've told you now. And that's really the best way to think of it. So in summary, we're having less requests from the airlines, but the number could go up or down. It went up a little bit just based upon simply the amount of aircraft we might be dealing with the restructure and the capital value of those aircraft.

Steven F. Udvar-Házy: Yes. But keep in mind that the $45 million is 2% of our annual revenues. So let's keep that in perspective.

Operator: And our next question, we have Jamie Baker from JPMorgan.

Mark Stephen Streeter: It's Mark Streeter actually with Jamie. He's on the line internationally. So I just wanted to make sure we got our questions in. John and Steve, Qatar announced that they're grounding their A350 fleet due to fuselage degradation. If I say that correctly. So just wondering what your view is on this breaking news in terms of your relationship with them. I don't know if you have any of your A350s with them or just your thoughts on the A350 in general. Is this something we should be concerned about?

John L. Plueger: We don't have any A350s with them.

Steven F. Udvar-Házy: No. The headline is wrong. The headline should be fuselage renegotiation with Airbus.

John L. Plueger: So Mark, just from a technical perspective, if you read through the concern that they have expressed has to do with painting and the -- how that -- how the paint is, I don't know, degrading, I guess, over time, which leads them to be concerned about some kind of structural element. We have no A350s on lease there. But this -- we have not seen this concern shared by any other airworthiness authority or by any other airline nor has Airbus told us that there's any reason for concern there. So they have their -- I'm not minimizing what they're saying. I'm just saying, we have not heard this from anybody else. We've not heard from Airbus. We've not heard it from any other aviation authorities. And I don't know the basis for it. So I really can't comment further. But this is a new development, and we'll just have to see what other aviation authorities and what, in fact, Airbus says.

Mark Stephen Streeter: Okay. Great. And then just a little bit more Air Lease specific here. I'm just wondering if we can take a step back and think about sort of lessons learned from the pandemic and how things have played out in the last 1.5 years or so. I mean clearly, Greg talked about this, your balance sheet strategy gave you a competitive advantage, having a higher credit rating, an unencumbered portfolio. That was something that was clearly the market valued and you valued. I'm just sort of wondering about sort of the single-aisle versus twin-aisle mix. And I know that you're more exposed to twin isles today than you wanted to be because of the production delays.

But I'm really trying to take it a step further and think about have you taken a step back and thought about how much twin-aisle risk you want to have going forward versus single aisle. I am really trying to get at, like, if today's collection rate, if you disclose, I know you don't do this, but maybe you can talk to it directionally like what your collection experience has been if we were to just simply divide your portfolio into single-aisle versus twin-aisle given everything going on with international travel and restrictions and so forth. So a big open-ended question, but I wanted to throw it out there.

Steven F. Udvar-Házy: That's a good question, Mark. I don't think there's an appreciable difference in our collection rates on wide-body versus single isle. Remember that a lot of our wide-body aircraft are with airlines that also lease single-aisle aircraft from us. Airlines like Air France, Air New Zealand, KLM, and I could go on and on. So we're not really seeing a credit issue that is driven by widebodies. We are making corrections in the composition and percentage of our fleet. But bear in mind that the biggest reason we have the situation today mathematically is because for 1.5 years, we did not have any MAX deliveries, and we had significant delays from Airbus on particularly the A321neos, where ALC is the largest lessor customer of Airbus. And we had some aircraft that were as much as a year late.

So in our CapEx program, we wound up with taking delivery of a higher proportion of aircraft that are twin-aisle than single-aisle from a dollar point of view, but this is going to be corrected as we go forward. Because the great majority of our forward orders are single aisle. We have contractual ability to convert some wide-body orders to single aisle, and we will utilize those rights. And going forward, obviously, we're going to make corrections in the ratio and our goal long term is to be around 20% to 25% wide-body, and the remaining is single aisle. But remember that many of our best customers as I mentioned earlier, lease both single-aisle and wide-body aircraft from us. And our ability to have loyalty from those customers and to penetrate markets is very much dependent on our ability to offer a wide array of aircraft types.

Operator: Our next question is from Mark DeVries from Barclays.

Mark C. DeVries: Yes. It seems like it's been a particularly bad year for some of the more visible destructive impacts of global warming. So my question is, how are you thinking about the probability that some of these emissions reduction targets get pulled forward and normal replacement cycles are accelerated among your customers?

John L. Plueger: Well, look, I think that's -- I mean that's a good question. But keep in mind, airlines have to operate daily, weekly, monthly and years ahead of time. The goals can be moved forward. But if they can't be met, what's the consequence? So I think the industry overall and particularly IATA has been very good about setting timetables that are achievable. Aggressive, but achievable, and could be done. It's one thing to say, well, let's just advance this goal. I don't know what that might be. Any goal you want by five years or three years. That's a great nice sounding thing to say. It resonates politically, people like to hear it, all good. But if the industry cannot achieve it, if the OEM manufacturers can't get there, there's going to be a result that, that goal gets moved back or it's not compliant. So I think the aspirational goal setting is one thing, but actually achieving and meeting it is much more difficult.

And I think that we are in an environment where these goals are very popular, to set these goals. It's very popular to have these programs. And by popular, I'm not trying to demean it, I'm saying these are important. Our planet is under a huge environmental threat, but they have to be achievable. And this is less up to Air Lease Corporation. This is more up to the OEMs and people who build and innovate in new technologies in aircraft. I mentioned in my remarks about sustainable aviation fuel. We are, of course, watching the developments in eVTOL electric aircraft, hybrid aircraft, hydrogen, but sustainable aviation fuel certainly seems to be the best, most achievable path towards accelerating some of these efforts, along with replacing older aircraft by younger aircraft. So the answer is none of us sitting here today can tell you what's going to happen if the goals advance and the industry is not able to get there. We will have to see.

Mark C. DeVries: Yes. So I guess at the root of that question was, they clearly can while it may not be the longer-term objective just by buying a new aircraft, right, and retiring an older one. So I guess the question is, does it make sense at all to think -- if that becomes a necessity for airlines to think about going even bigger in the order book on new aircraft to be in a good position to kind of meet that demand?

Steven F. Udvar-Házy: That is under serious consideration.

John L. Plueger: Yes.

Operator: Our next question is from Ron Epstein from Bank of America.

Ronald Jay Epstein: So can you give us some more color on what's going on with 787?

John L. Plueger: Sure. Well, look, I think, as you know, there was a finding of a notice of the statement in the forward pressure bulkhead segment of Section 41 of the 787. That was found out. It wasn't found by the FAA. It was found by Spirit AeroSystems in the Boeing Company. And so they -- so all parties are working with the vendor where that forward pressure bulkhead comes from.

And I believe that there are solutions that have been in place to replace those forward pressure bulkheads and aircraft that are sitting there in part. And I believe Boeing and Spirit are working very hard to make this happen. I think it's important to note that it's my understanding that as long as that pressure bulkhead is delivered in conformity to drawing and spec, there's no further work required. And that's, I think, the effort that's going on now is to make sure that those forward pressure bulkheads get replaced with units that meet their criteria.

And I would just simply add that -- what we're talking about here is a very, very thin -- a little more than a human hair, a little less than a coat of paint -- spacing issue where shims apparently were not put in by this vendor from the very, very beginning of the 787 program. That hasn't affected anything in the fleet. This is not a safety of flight issue, the fleet leader is over 12,000 cycles on the 787. We're talking about a very, very small gap. But the cure is just to restore production based upon putting in units in those pressure bulkheads, which meet the original design spec and have those shims in them.

Ronald Jay Epstein: Now is there going to be an impact on your installed fleet already? Like are they going to have to get fixed on some D check or something?

John L. Plueger: Doesn't appear -- no, it does not appear so.

Ronald Jay Epstein: Okay. Okay. And then maybe just kind of following up on that previous question about the environmental stuff. Do you guys have any thoughts on kind of eVTOL and that whole thing? I mean some of your peer companies have dabbled in it. I mean what do you guys think about it?

John L. Plueger: Look, these are interesting technologies to watch. As you know, Ron, there are many, many companies now looking at this. I -- frankly, we've lost count. Having said that, we continue to look seriously. We're evaluating. We're looking at all these different things. But I think what -- where we pause and hold short yet is we just don't see the business case yet. We don't have enough information to really make a meaningful determination of whether or not of what we could do on a business profile here. That needs some seasoning to come, but we're certainly watching it.

Steven F. Udvar-Házy: And this is more, Ron, for mobile -- mobility in an urban environment for very short-haul operations. So in the business segment that we serve, which is aircraft essentially north of 150 seats, that can go between 2,000 and 8,000 miles, we just don't see any current technology that can address that. So yes, it's very interesting. We don't know what the residual values of these products will be. Technology is growing so quickly, even quicker than electric cars and trucks. So it's just hard to see where this is going to be in three to five years. Once we identify projects that make long-term business sense for us. Obviously, we're going to be a party -- we're going to attend the party. But at this moment, it's in the very early embryonic stages and only addresses very short-haul opportunities from an operational point of view.

Operator: And our next question is from Hillary Cacanando from Deutsche Bank.

Hillary Cacanando: Sorry about before, I had some technical difficulties. You mentioned before that you're seeing additional demand for the MAX and have reinstated previously canceled MAX aircraft for a few of your customers. But I know that you have previously restructured your purchase agreement with Boeing on the 737s, which lowered your acquisition cost. So with the reactivation of those orders, did you have to go back to Boeing and renegotiate the rates with Boeing? Or were you able to reinitiate -- reinstate the previously canceled aircraft orders based on the lower acquisition costs. How does that work?

Steven F. Udvar-Házy: The aircraft that we have reinstated have two components. One, the airlines themselves that initiated the cancellation because Boeing could not deliver the aircraft within 12 months, is going to change of heart and made a determination that they actually could use the airplane. And in that point, you went back to Boeing and said, "Look, there is interest in this reactivation, but the pricing on those reactivated aircraft will have to be either at or below the renegotiated prices we have on the other comparable 737." So that's exactly, I think, what you were referring to.

Hillary Cacanando: Okay. Got you. Okay. That makes sense.

Steven F. Udvar-Házy: Is that helpful?

Hillary Cacanando: Yes, yes. That definitely makes sense. And then I just have an accounting question for you. I know I don't think you've taken any impairment or write-downs of any of your aircraft since the company started in 2010. So I was wondering if you could just kind of remind us what the process and accounting guidelines that you're using in trying to assess whether or not an asset should be written down.

John L. Plueger: Sure. Greg, do you want to take that?

Steven F. Udvar-Házy: Greg, that's truly an accounting question.

Gregory B. Willis: Yes. That's fine. I got it. Yes, the impairment test for GAAP is an undiscounted cash flow test. So if you experience a change in your situation, you're supposed to then go and look at the undiscounted cash flows associated with that aircraft. And with the -- we have a fleet three to four years in age. We're allowed 22, 23 years' worth of cash flows to aggregate up plus estimated residual value. And you go up on a discounted basis when you compare that to your carrying value, and from that perspective, it's pretty difficult to get to a point in time where you have an impairment.

Because at the end of the day, we buy our airplanes through bulk purchase contracts, driving volume discounts. So we're buying the very best you possibly can and giving us an advantage there on our entry point and then also you have long-term leases that are associated with these contracts that have a lot of value. So from that perspective, it's not overly surprising that we haven't had any issues with impairment.

Hillary Cacanando: Okay. So it's based on undiscounted, not discounted cash flow?

Gregory B. Willis: That's True.

Hillary Cacanando: Okay. And is that -- this is FAS 144,right?

Gregory B. Willis: Yes. I think now it's ASC 840, I believe. But yes, it's old FAS 144.

Operator: And presenters, we have a follow-up from Ron Epstein, Bank of America.

Ronald Jay Epstein: Yes. Just quickly. Back on 787, how should we think about -- I mean some of those airplanes have been delayed pretty substantially at this point, right? Our estimate is maybe 1/3 of them could have triggered some sort of MAC clause in terms of delivery. How do we think about that? I mean do you guys have an opportunity here to get a better acquisition price on some of those airplanes given the delays on the airplane, in particular, if deliveries really don't start up in earnest until late in the year, probably upwards of half of their airplanes that they build are sitting around are going to be pushing nine months to a year late.

Steven F. Udvar-Házy: Ron, we're looking at that on an airline-by-airline basis. And there could be situations where we may have to face the reality of giving notice to Boeing to cancel an aircraft. And then we'll just have to see what the response is from Boeing and whether we can satisfy our airline customers accordingly. So right now, it's a fluid situation. It's very difficult to predict when the 787s will begin deliveries. But as more and more aircraft hit that 12-month point where the customer has the right to cancel, it's going to certainly increase pressure on Boeing to come up with solutions, not to have [whitetails.]

John L. Plueger: Ron, let me just add, it's entirely possible that if that were to happen, we could have a similar situation to what we had in the MAX, we could be, I don't know, how many far months from now, we could be, but we could have an airline say, "You know what, hold off." And then three or four months, we're going to exercise that 12-month clause. And then three or four months later, we could reinstate it. And so I have to say, I think we've got a great relationship with Boeing on this kind of thing. They've been very accommodating, very flexible, pretty flexible, and they want to get their airplanes delivered, and we want to get the airplanes delivered. So I think we work in our best interest and our customer's best interest with Boeing collaboratively. But it's certainly possible some of these 12 months cancellation points could be triggered. I have no idea how many of the 100-plus airplanes could be subject to that. We have a few that could be subject to that in forward-looking months, but it's just hard to say right now.

Operator: There are no further questions at this time presenters. I would now like to turn the conference back to Ms. DePalma for closing remarks.

Mary Liz DePalma: Okay. Thank you, everyone, for joining. That concludes our call for today. We look forward to speaking with you again after the conclusion of the third quarter. Operator, thank you. You may now disconnect the line.

Operator: Thank you, presenters. Ladies and gentlemen, this concludes today's conference. Thank you for your participation, and have a wonderful day. You may all disconnect.